Exhibit 10.1

COLLABORATION AGREEMENT

This Collaboration Agreement is entered into among and between:

BioNeutral Group Inc. (together with BioNeutral Laboratories Corporation USA and their affiliates, “BONU” or the “company”);  AND

Saint Barnabas Corporation, trading as Barnabas Health (hereinafter, “BH”) is a not for profit corporation organized under the laws of the State of New Jersey

Whereas, BONU has developed certain proprietary anti-microbial formulations capable of being used as a detergent cleaner, 90 second disinfectant and 20 minute sporicidal sterilant, which products are known as “Ygiene 206”.

Whereas, BH will be conducting a trial with respect to the use of Ygiene 206 in certain areas of the hospital environment.

Whereas, BONU has developed new, or derivative formulations based on Ygiene 206 for immediate, on contact sterilization of surgical instruments and for use on hands, skin and soft surfaces (the “Products”); and

Whereas, BH is a prestigious health care provider and medical research facility; and

Whereas, the parties intend and desire that BH will assist and collaborate with BONU in testing and discussing observations which may lead to confirmation of performance data and improvements to the Products, including new uses and applications for the Products;

Now Therefore, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.
As part of its obligations under this agreement, BH and BONU shall jointly develop a protocol for the testing of Ygiene 206.  The protocol shall be agreed to by BONU prior to implementation by BH.  BONU, at no cost to BH, shall supply BH with sufficient Ygiene 206 to perform such testing.  BH will be compensated for all time associated with the trial and protocol in accordance with the terms of this agreement, including, without limitation,  Paragraphs 4 and 7.

2.
BH agrees to assist BONU and collaborate with BONU in testing new sporicidal formulations and applications for the Products. Without limitation to the foregoing, BH will investigate one or more of the following areas:

a.	instant or rapid sterilization of stainless steel and other surgical instruments and equipment by use of the Products;

b.	methods of cleaning, disinfecting and sterilizing surgical instruments, including while in the operating room by use of the Products;

c.	methods of cleaning , disinfecting and sterilizing endoscopic instruments by use of the Products;

d.	methods of sterilizing hands of doctors, nurses and other health care workers who contact patients by use of the Products;

e.	methods of reducing hospital acquired infections in the health care sector by use of the Products, including use on soft surfaces, fabrics and linen

3.
In furtherance of the objectives of this agreement, the parties agree that at its sole discretion, BH shall assign and provide a principal researcher or investigator from the BH faculty or staff to this project (the “Investigator”). Such Investigator shall develop one or more  protocols, in conjunction with BONU’s Chief Science Officer, for utilizing and testing Ygiene 206 and the Products and reporting the results of such tests in accordance with the terms of this agreement, including without limitation paragraphs 1, 2, and 9.

4.	BH shall be reimbursed for the professional time of the principal researcher to:

a.	Develop and implement the testing protocols (in collaboration with BONU).

b.	Implement the protocols for the various testing; e.g. environmental, hands, instruments, etc.

c.	Keep detailed records of all testing and lab results when indicated.

d.	Take digital photos as needed.

e.	Prepare manuscript for publication; review, edit, etc. and send to several peer review journals for publication.

         Estimated time 100 hours @$150 = $15,000.  All hours billed at the lower of  $150 or the lowest rate otherwise charged by BH to any other party for the services of the personnel providing such services.  Any charges and expenses from BH above $15,000 will require the prior written approval of BONU’s CEO.

5.	BONU agrees to provide samples of its formulations of its Products to BH at no cost to BH for purposes of this project.

6.
BH agrees that all test results and reports will be timely provided to BONU as and when completed, together with all raw data and other information relating to BH’s testing, use and evaluation of the Products (collectively, the “Information”)., Such reports shall include a description of the testing that is ongoing by BH, and the testing that is planned by BH.

7.
BONU will pay for any lab fees for microbiological testing performed within the Barnabas Health system at the lowest rate charged by BH to any other party or provide a method to send samples for microbial testing to a lab at no cost to the BH system. Any lab charges in excess of $5,000 in the aggregate for this project shall require the prior written approval of BONU’s CEO. All testing protocols and outside labs shall be confirmed and approved in advance in writing by BONU’s Chief Scientist.

8.	The parties will coordinate all press releases.

9.
BONU agrees that BH shall have the first right to publish in academic or medical journals the results of BH’s testing and evaluation of the Products and of Ygeine 206, subject to the following conditions:

a.
No publication or disclosure of the Information shall occur until BONU has confirmed to BH that it has completed all steps necessary prior to publication in order for BONU to protect and secure all patent and other intellectual property rights; and

b.
Because BONU is a publicly traded company, no such publication will occur unless and until BONU has confirmed to BH that any material information required to be disclosed by BONU has been adequately disseminated by BONU; and

c.	BONU shall be permitted to disclose such information as it is advised may be called for in order to comply with securities regulations and laws.

d.	The author, after review by BONU personnel, may publish or otherwise disseminate and publically disclose the information based upon the scientific studies performed; and

e.
Should BH fail to submit for publication the results of BH’s testing and evaluation of the Products after a 12 month  period of time has elapsed following delivery of laboratory reports with respect to a Product or a Product’s usage, third parties shall be permitted to publish.

10.	BH ROYALTY. In addition to the payments in Paragraph 4 and 7 herein to BH for its services hereunder, BONU agrees to:

a.	Pay to BH a royalty (the “New Products Royalty”) equal to 5% of Net Sales of new Products jointly developed by the parties (including but not limited to the uses set forth in Paragraph 2 above).

b.	Pay to BH a royalty (the “Y206 Royalty”) equal to 3% of BONU's Net Sales of Ygiene 206 occurring during the five (5) year period commencing as of the date of this agreement.

c.
“Net Sales” means the gross revenue, when and actually collected by BONU or any of its subsidiaries from unaffiliated third parties, less fees and expenses previously paid or reimbursed to BH, sales tax, use, value-added tax, excise tax, and other taxes, customs, duties, and other governmental charges, freight and other shipping costs, in each case to the extent separately stated on the invoice. Net Sales shall exclude all purchases by BH and its affiliated parties.  Net Sales shall be limited to sales in the United States for human health and excludes, nursing homes, assisted living, doctor/dental offices .

d.
BONU shall keep accurate records of its operations respecting the sales of its products to the extent necessary (a) for the calculation of  royalties payable hereunder to be determined, or (b) to inform BH of all products sold, or otherwise distributed, including without limitation for testing, qualifications and evaluation purposes, for a period of no less than the term of this Agreement, plus five years thereafter.  Upon at least thirty (30) business days advance, written notice and no more frequently than once per calendar year, BH shall have the right, at its own expense, to examine such records through an independent representative during BONU’s ordinary business hours to the extent reasonably necessary to confirm or correct such reports.

e.
BH’s right to receive New Products Royalties under this agreement shall terminate on the 5th year anniversary of the first commercial sale by BONU of a Product where such sale is for a new formulation or use of the Product developed by BH.

f.
BONU SHALL NOT BE OBLIGATED TO MAKE ANY PAYMENT HEREUNDER, AND BH SHALL NOT BE ENTITLED TO RECEIVE OR RETAIN ANY PAYMENT, IN THE EVENT SUCH PAYMENT WOULD CONSTITUTE A VIOLATION OF ANY LAW, REGULATION, STATUTE, ORDER OR DECREE TO WHICH EITHER BONU OR BH IS SUBJECT.

11.
OWNERSHIP OF INTELLECTUAL PROPERTY.  BH confirms and agrees that the Products, any New Products, and any developments, formulations, uses, applications, enhancements, discoveries, inventions, and improvements pertaining thereto (collectively “Improvements”), including all new uses and Improvements which BH, any BH employee, agent contractor, consultant, or the Investigator may have participated in, shall be works for hire owned by and the sole and exclusive property of BONU. BH and the Investigator and any employee, BH agent, contractor, consultant shall assign and convey to BONU all right, title and interest in and to all Improvements (INCLUDING BUT NOT LIMITED TO PATENT RIGHTS) and shall execute any and all documents reasonably required to effect the purposes and intents of this paragraph 11, including but not limited to a Work For Hire agreement in the form of Exhibit 3 hereto.

12.	INDEMNIFICATION AND INSURANCE:

a.
BONU shall be solely responsible for designing and manufacturing the products and for determining the suitability and safety of the products.  BONU shall indemnify, defend and hold BH harmless against all liabilities, demands, damages, expenses, attorneys fees or losses, including without limitation against any claims based on product warranty (express or implied), negligence, or strict liability.

b.
BONU shall indemnify BH against any liability incurred by BH, or its officers, agents, employees, patients, or guests in respect of damage to property, death or personal injury arising from any fault or defect in the materials or workmanship of the Products and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability.

c.
BONU shall maintain product liability insurance for the duration of this agreement of not less than $1,000,000 per annum with a reputable insurer, naming BH as an additional insured and shall provide a copy of the insurance policy and proof of payment of the current premium to BH prior to execution of this agreement.

13.
CONFIDENTIALITY. Each party agrees that in the course of the relationship created hereunder they may be provided confidential non-public information. Each party agrees that it and its personnel assisting on this project or who otherwise gain access to the other party's confidential information will not disclose or use such information for any purpose without the other party's prior written consent. Neither party shall issue any public statement or press release disclosing or related to this agreement or the obligations of each herein other without the prior written consent and approval of the other party.

14.
BH shall act as an independent contractor hereunder and determine in its sole discretion the amount of time required of BH pursuant to this agreement and the manner and place of rendering services hereunder.  Nothing herein shall be deemed to constitute BONU and BH as partners, joint ventures or otherwise associated in or with the business of the other.

15.
BONU will repair/replace any instrument(s), furniture or any other materials owned by BH subjected to products prepared and used strictly according to BONU’s instructions which exhibit damage or lack of function where such damage or lack of function is directly caused by the products.  BONU’s obligations hereunder shall exclude (a) wear and tear in the ordinary course, (b) damage or lack of function covered by a third party warranty, the wrongful acts of a third party; (c) damage or wear lack of function where the product is not used or applied as instructed by BONU; and (d) damage or lack of function not promptly reported to BONU.  BONU’s liability under this paragraph 15 shall in no event exceed $1,000,000 in the aggregate, except to the extent BONU is insured with respect to the alleged liability.

16.
TERM.  Except as otherwise provided herein, including the royalty set forth in Section 10,  this agreement shall have a term of 18 months, commencing on February 1, 2012 and shall automatically renew for successive 12 month terms unless terminated in writing by any party not less than 90 days prior to the expiration of the then-current term. In addition, except for Section 10, either party may terminate this agreement at any time without cause upon 90 days prior written notice.

17.	PLACE OF WORK. The services performed hereunder by Consultant shall be performed at such time and place as Consultant may deem appropriate.

18.
SURVIVAL.   Notwithstanding the expiration or termination of this Agreement for any reason whatsoever, the respective rights and obligations set forth in __ shall survive any termination or expiration on this Agreement.

19.
NON-AGENCY RELATIONSHIP.  Neither party has any authority whatsoever, expressed or implied, by virtue of this Agreement to commit the other party  in any way to perform in any manner or to pay money for services or materials except as authorized in writing.

20.	GOVERNING LAW. This Agreement and any schedule executed pursuant thereto shall be construed, interpreted and governed by the laws of the State of New Jersey, without regard to New Jersey choice of laws provisions. The parties consent to the exclusive jurisdiction and venue of the federal and state courts situated in and for the State of New Jersey, County of Essex, with respect to any dispute arising between them.

21.
WAIVERS.  The failure of either party to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of such provisions, shall in no way be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any parts thereof, or the right of either party thereafter to enforce each and every provision.

22.
MODIFICATION. No waiver, modification or amendment of any of the provisions of this Agreement shall be binding unless it is in writing and signed by a duly authorized representative of the party to be bound thereby.

23.
INTEGRATION. This Agreement contains the entire agreement and understanding between the parties as to the subject matter of the Agreement, and merges and supersedes all prior agreements, commitments, representations, writings and discussions between them. No party has relied upon or will be bound by prior obligations, conditions, warranties, or representations with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement this __  day of January, 2012

       BioNeutral Group Inc.                                                                                                   Saint Barnabas Corporation t/a Barnabas Health

By: _______________________                                                                                By:_____________________

                  BioNeutral Laboratories Corporation USA

By: _______________________